     As filed with the Securities and Exchange Commission on March 1, 1999
                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                             INFOCURE CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

                                --------------

 Delaware (State or              7372 (Primary             58-2271614 (I.R.S.
 other Jurisdiction           Standard Industrial               Employer
 of Incorporation or          Classification Code            Identification
    Organization)                   Number)                      Number)

                         1765 The Exchange, Suite 450
                            Atlanta, Georgia 30339
                                (770) 221-9990
  (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               LANCE B. CORNELL
                        Senior Vice President--Finance
                            Chief Financial Officer
                         1765 The Exchange, Suite 450
                            Atlanta, Georgia 30339
                           Telephone: (770) 221-9990
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                  Copies to:
                            Oby T. Brewer III, Esq.
                            Lauren Z. Burnham, Esq.
                       MORRIS, MANNING & MARTIN, L.L.P.
                         1600 Atlanta Financial Center
                           3343 Peachtree Road, N.E
                            Atlanta, Georgia 30326
                           Telephone: (404) 233-7000
                           Facsimile: (404) 365-9532

                                --------------
   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement until March 27, 2000 or until such earlier time that all of the shares registered hereunder have been sold.
   If the only securities being registered in this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
  Title of Each Class of       Amount to      Proposed Maximum     Amount of
  Securities Registered    be Registered (1) Offering Price (2) Registration Fee
--------------------------------------------------------------------------------
Common Stock, $.001 par
 value...................  3,954,078 Shares   $114,174,000.00       $31,741
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant's common stock that may become issuable as a result of any stock splits, stock dividends or similar event.
(2) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for the Company's common stock as reported on the Nasdaq Stock Market on February 25, 1999 in accordance with Rule 457 under the Securities Act of 1933.

                                --------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to
Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED      , 1999

                                3,954,078 Shares

                              InfoCure Corporation

                               ----------------

                                  Common Stock

   These shares of common stock are being offered by the Selling Stockholders identified in this prospectus. We issued the shares to the Selling Stockholders in connection with financing transactions and acquisition. See "Issuance of Common Stock to Selling Stockholders." The Selling Stockholders may sell these shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any portion of the proceeds from the sale of these shares. Each of the Selling Stockholders may be deemed to an be "Underwriter," as that term is defined in the Securities Act of 1933, as amended.

   InfoCure Corporation's common stock is quoted on the Nasdaq Stock Market under the symbol "INCX." On February 24, 1999, the last sale price of the common stock on the Nasdaq Stock Market was $29.75 per share.

   Investing in the common stock involves certain risks. See "Risk Factors" beginning on page 3.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                   The date of this prospectus is      , 1999

                               TABLE OF CONTENTS

Incorporation of Certain Documents By Reference.............................   i
Where You Can Find More Information.........................................  ii
InfoCure Summary............................................................   1
Risk Factors................................................................   3
Use of Proceeds.............................................................  11
InfoCure Background.........................................................  11
Issuance of Common Stock to Selling Stockholders............................  12
Plan of Distribution........................................................  12
Selling Stockholders........................................................  14
Legal Matters...............................................................  18
Experts.....................................................................  18

   We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "Commission"). This prospectus does not contain all the information in that registration statement. For further information with respect to InfoCure and the securities offered by this prospectus, you should review the registration statement. You can obtain the registration statement from the Commission and the Nasdaq Stock Market at the public reference facilities we refer to below.

   The Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that InfoCure has previously filed with the Commission. These documents contain important information about InfoCure and its financial condition.

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   The following documents are incorporated by reference into this prospectus:

                      Filing                                   Period
                      ------                                   ------
Registration Statement on Form SB-2 (with respect
 to the description of the common stock and the
 audited financial statements contained therein)
 .................................................  Effective July 10, 1997
Definitive Proxy Statement (with respect to the
 description of the Convertible, Redeemable
 Preferred Stock, Series A contained therein).....  Filed on April 30, 1998
Annual Report on Form 10-KSB......................  Year Ended December 31, 1998
Current Report on Form 8-K (relating to the RADMAN
 Acquisition).....................................  Dated January 6, 1999
Current Report on Form 8-K (relating to the
 OMSystems Merger)................................  Dated February 9, 1999

   All documents filed by InfoCure pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

   On request, InfoCure will provide at no cost to each person, including any beneficial owner, who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. InfoCure will not provide exhibits to any of such documents, however, unless such exhibits are specifically incorporated by reference into this prospectus. Written or telephonic requests for such copies should be addressed to InfoCure's principal executive offices, attention: Lance B. Cornell, Senior Vice President--Finance and Chief Financial Officer, 1765 The Exchange, Suite 450, Atlanta, Georgia 30339, telephone number (770) 221-9990.

                      WHERE YOU CAN FIND MORE INFORMATION

   InfoCure files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). InfoCure has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") to register the offering of the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. Prospective investors may read and copy the registration statement and its exhibits and schedules without charge at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Prospective investors may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, InfoCure is required to file electronic versions of these documents with the Commission through the Commissions' Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                                InfoCure Summary

   This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. We encourage you to read the entire prospectus carefully, including the section entitled "Risk Factors." In this prospectus, "InfoCure," "we," "our," and "us" refer to InfoCure Corporation and its consolidated subsidiaries.

Our Business

   We are a leading national provider of healthcare practice management software products and services. Our wide range of practice management software automates the administrative, financial and clinical information management functions for doctors, dentists and other healthcare practitioners. We also provide our customers with ongoing maintenance and support, training and electronic data interchange, or "EDI," services. Our goal is to become the leading provider of practice management systems to targeted healthcare practice specialties. These specialties include anesthesiology, emergency medicine, oral and maxillofacial surgery, orthodontics, pathology, podiatry and radiology. We believe that our ability to offer state-of-the-art software products that serve the specific needs of these healthcare practice specialties and our ability to sell additional products and services to our existing customer base will help us achieve this goal. As of February 24, 1999, 11,650 customer sites had installed InfoCure systems. These sites represent approximately 66,000 healthcare providers, and we have systems installed in all 50 states.

   Our business model is designed to grow the sales of software systems and to increase recurring revenue from ongoing maintenance and support and EDI services. As a result of this model, approximately 50% of total revenue is currently recurring in nature. We focus on growing our installed customer base through new system sales and acquisitions. Since October 1997, we have acquired eleven practice management systems vendors.

Our Products and Services

   Our systems provide significant benefits that enable customers to manage their practices more efficiently. Our customers are able to choose from a menu of features and functions most essential to their practices, primarily in the following areas:

   . Administrative management;

   . Financial management; and

   . Clinical information management.

   This approach of providing a menu of features and functions enables healthcare practitioners to configure products that serve their specific needs. In addition, we have significant opportunities to sell additional products and services to our installed customer base.

   We have recently commenced a program emphasizing and broadening the EDI service capabilities we provide to our customers. EDI allows practitioners to verify insurance eligibility, receive appropriate referrals, submit claims and receive reimbursement electronically. We believe that greater utilization of EDI and the resulting increase in the number of "paperless" transactions will improve the efficiency of healthcare providers. We believe this presents us with the opportunity to generate significant additional recurring revenue. In addition to EDI services, we have recently begun to offer InfoMine decision support software. Using InfoMine, practitioners can quickly analyze the performance of their practices, including the profitability of contractual relationships with third-party payors.

Strategies

   Our objective is to become the leading provider of advanced, specialty-specific practice management systems within targeted healthcare specialties. Our principal strategies to achieve this objective include:

   . Continue to take advantage of niche market opportunities;

   . Cross-sell our services and pursue opportunities with existing customers;

   . Expand the features of products and services offered;

   . Establish a national marketing identity; and

   . Take advantage of economies of scale.

   Our principal offices are located at 1765 The Exchange, Suite 450, Atlanta, Georgia 30339, and our telephone number is (770) 221-9990.

                                  RISK FACTORS

   You should carefully consider the following factors and other information in this prospectus before deciding to purchase shares of our common stock.

We May Face Difficulties Integrating Acquired Businesses

   The successful integration of the businesses we acquire is critical to our future success. Integrating the management and operations of the businesses we acquire is time consuming, and we cannot guarantee that we will achieve any of the anticipated synergies and other benefits expected to be realized from the acquisitions, including those reflected in our unaudited pro forma combined financial data. We may face difficulties executing our acquisition strategy, including any one or more of the following:

   . difficulty integrating the financial, operational and administrative functions of acquired businesses;

   . difficulty integrating the products of acquired businesses;

   . delays in realizing the benefits of our strategies for an acquired business;

   . diversion of management's attention from our existing operations;

   . difficulty operating in markets in which we have little prior experience;
or

   . inability to retain key employees necessary to continue the operations of the acquired businesses.

   We may incur significant costs associated with acquisitions, principally in the quarter in which we complete them. We expect such costs to include:

  . the direct costs of acquisitions, including fees to financial advisors, legal counsel and independent auditors;

   . the costs of integrating the operations of the businesses we acquire; and

  . charges related to the elimination of overlapping operations and products
    (including in-process research and development).

Our Products May Not Be Year 2000 Ready

   Many installed computer systems and software products are designed to accept and process year codes with only two digits in their date fields. These systems and products may not be "Year 2000 ready" because they may not operate properly when required to distinguish dates beginning in the year 2000 from dates in the 1900s. If our software products are not Year 2000 ready, our customers may make claims against us which may result in significant costs and uncertainty. We are taking the following steps to determine the Year 2000 readiness of our products:

   . review products that we will continue to market and support to determine how they process dates;

  . design and complete modifications to fix any date processing issues that we identify for these products;

  . test products to determine that they can process dates on or after January 1, 2000; and

  . deliver these modifications to our customers for installation and use.

   We have designed our Year 2000 readiness tests in a way that we believe will identify most Year 2000 readiness issues. We have concluded tests for substantially all of our products that we will continue to sell or support. We have determined that a majority of these products are Year 2000 ready. We believe that all products that we will continue to sell or support will be Year 2000 ready by July 1999, but we cannot assure you that they will be. We could experience delays or failures in developing or implementing modifications necessary to make a product Year 2000 ready. For older products that we no longer sell or support, we have attempted to notify all known users of these products that these products generally are not Year 2000 ready and will not be made Year 2000 ready. We cannot guarantee that we will be able to contact all such users.

   As part of our effort to make our products Year 2000 ready and to help our customers to make their systems that use our products Year 2000 ready, we have offered our customers various alternative forms of products and assistance including generally available Year 2000 information and diagnostic tools (through our InfoTour 2000 customer assistance program), software patches, product upgrades and replacement products. We cannot guarantee that these tools, patches, upgrades or replacement products will solve all material Year 2000 problems with our products or our customers' systems or that claims will not be brought against us alleging that we harmed customers by failing to provide all of the information, tools, patches, upgrades or replacement products required to solve all material Year 2000 readiness problems with our products or our customers' systems.

   We have substantially completed an assessment of the Year 2000 readiness of the software and hardware systems that we use in our business. We believe that almost all of our internal software and hardware systems are Year 2000 ready. We have contacted several third parties that we do business with to assess whether the products and systems that they use in their businesses are Year 2000 ready. We intend to complete this assessment by contacting the remainder of the third parties that we regularly do business with and by developing strategies that will help us make sure that no material business disruptions will result from third-party Year 2000 problems. These strategies may include obtaining assurances that current business partners achieve timely Year 2000 readiness for the products they use in their businesses. If we do not obtain these assurances we may be required to contract with alternate third parties or develop a temporary solution.

We May Have Charges Associated with Acquisitions and Other Events

   At times, we have terminated the use of software products, personnel and facilities of businesses that we have acquired. This has resulted in substantial charges for discontinued products, impairment of goodwill, employee terminations and termination of leases and other contracts. Our financial statements for the year ended December 31, 1998 reflect charges for such items totaling $1.9 million. Additionally, we expensed $9.0 million related to the purchase of in-process research and development for the HSD acquisition completed in October 1998. In February 1999, we completed a merger with OMSystems, Inc. in a transaction accounted for as a pooling of interests. As a result, our historical financial results will retroactively reflect the effects of the pooling. For 1998, OMSystems, Inc. reported a net loss of $3.3 million including a one-time, non-cash charge of $6.4 million for compensatory stock awards. We may write off similar charges in connection with future acquisitions. Recently, the Securities and Exchange Commission (the "Commission") has required companies to reduce the amount of such charges and to restate previously issued financial statements. If the Commission were to require us to restate its financial statements, the announcement of such a restatement could have an adverse effect on the trading price of our common stock.

   In addition, we plan to prepay the outstanding balance on our Line of Credit which may result in a charge of as much as $5.1 million for the early extinguishment of this debt by the first quarter of 1999.

   In June 1998, the Board of Directors approved restricted stock awards for 35,000 shares to Mr. Fine, 30,000 shares to Mr. Price and 30,000 shares to Mr. Perlman. The total value of these restricted stock awards was approximately $1.1 million on the date of grant. The restricted stock awards vest ratably over a ten-year term but vesting can be accelerated upon the occurrence of certain events. One-half of the shares subject to the restricted stock awards vested in the first quarter of 1999 when our common stock traded at $25.00 or more for 20 consecutive days. The remaining shares will vest immediately at the time our common stock is traded at $40.00 or more for 20 consecutive days. We will incur an estimated compensation charge of an estimated $500,000 related to the restricted stock awards, based on the current market price of our common stock, in the first quarter of 1999. Because of the accelerated vesting provisions, it is possible that we will incur an additional charge of an estimated $550,000, based on the current market price of our common stock, in the first quarter of 1999. We do not expect to grant additional restricted stock awards in the future and therefore do not expect to incur compensation charges relating to restricted stock awards in the future.

We May Have Difficulties Managing Our Growth

   Our growth places a significant strain on our management and operations. Our future growth will depend, in part, on our ability to implement and expand financial control systems, train and manage our employee base and provide support and services to an increasing customer base. Key personnel have recently joined InfoCure, and none of our officers has had significant experience in managing a large, public company. Our success is dependent to a significant degree on our ability to hire, retain and motivate sales, marketing and technical employees. We believe that there is a shortage of, and significant competition for, personnel with the advanced technological, managerial and marketing skills necessary in our business. Our ability to implement our growth strategy could be adversely affected by an inability to hire and maintain additional qualified personnel.

We May Face Difficulties Implementing Our Acquisition Strategy

   We intend to pursue acquisitions of businesses, product lines and technologies that are complementary to our business. These acquisitions will enable us to achieve our objective of becoming the leading provider of advanced, specialty-specific practice management systems. Our ability to grow through acquisitions will depend upon:

  . the availability of suitable acquisition candidates at acceptable acquisition prices;

  . the availability of capital to complete acquisitions; and

  . the market value of our common stock.

   We may experience increased competition for acquisition candidates. This would mean that fewer acquisition opportunities would be available to us and that acquisition prices could be higher.

   Future acquisitions also could have a significant impact on our financial condition and capital needs, creating substantial fluctuations in our quarterly and annual results of operations. Furthermore, future acquisitions may require us to issue additional equity securities, incur additional debt, amortize the costs of goodwill and intangible assets, and write off in-process research and development. Additionally, businesses that we acquire could experience problems that we are not aware of at the time of the acquisitions. Such problems might include unknown liabilities, Year 2000 problems, software bugs or adverse litigation and claims. Any one of these risks could have a material adverse effect on our business. See "--We May Face Difficulties Integrating Acquired Businesses."

We are a Relatively New Company

   We have conducted our operations on a consolidated basis since July 10, 1997. We have only recently implemented company-wide systems and procedures designed to manage our combined enterprise. We cannot guarantee that we will ultimately be able to integrate successfully the operations of all of our acquired businesses. The inability to successfully integrate our acquisitions and reduce our operating expenses could have a material adverse effect on future results and could negatively impact our ability to acquire other businesses or otherwise execute our business strategy. As a result of this growth through acquisitions, a year-to-year comparison of our historical financial statements does not accurately reflect future results.

Our Quarterly Operating Results May Vary and in the Past We Have Experienced Losses

   Our operating results may vary significantly from quarter to quarter. In addition, we have experienced historical losses. Our operating results are influenced by such factors as:

  . the timing of and charges associated with completed acquisitions or other events;

  . changes in customer purchasing patterns;

  . competition;

   . the timing of sales;

   . the timing of and cost related to new product introductions and upgrades;

   . the length of sales cycles;

   . the time required to install products; and

   . the levels of advertising and promotional expenditures.

   Our sales cycle is influenced by such factors as the size of the transaction, size of the customer, changing business plans of the customer, pace of the customers' decision-making process and general economic conditions. Therefore, it is difficult to forecast revenue from system sales. The sales and installation efforts for our AS/400 products are more expensive and require more time than for our Windows-based products. Moreover, sales of AS/400 products occur less frequently than sales of our Windows-based products, but typically result in greater revenue per sale. In addition, we recognize substantially lower margins on hardware sales relative to software sales. Fluctuations in sales of hardware relative to sales of software may negatively affect our operating margins in a particular quarter.

   We operate without any significant backlog of product orders. A majority of the revenue realized in a quarter results from orders received or services rendered in that quarter. Thus, operating results for any particular quarter are not necessarily an indication of future results. Uncertainties associated with the introduction of new products and with general market trends may limit our ability to forecast accurately short-term results of operations. Additionally, substantially all of our expenses are relatively fixed, including costs of personnel, facilities and communications, and are not susceptible to rapid reduction.

Competition Could Reduce Revenue from Our Products and Services

   Currently, the practice management systems industry in the United States is characterized by a large number of relatively small, regionally-focused companies and a few national vendors. We believe that the primary competitive factors in this market are:

   . product features;

   . ability to customize products by practice specialty;

   . customer service, support and satisfaction;

   . price;

   . ongoing product enhancements; and

   . reputation and stability of the vendor.

   Our principal competitors include both national and regional practice management systems vendors. Some of our national competitors have greater financial, development, technical, marketing and sales resources than we have. If competition in the practice management systems industry intensifies, we may be required to lower the prices we charge for our products and services. This may have a material adverse effect on future results. It is anticipated that additional competitors are likely to enter the practice management systems market as it expands.

Our Success Depends On Our Ability to Protect the Confidentiality of Our
Software

   We rely on a combination of trade secrets, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to protect our proprietary rights. Our software technology is not patented and existing copyright laws offer only limited practical protection. In addition, we generally have not entered into confidentiality agreements with our employees. We cannot guarantee that the legal protections that we rely on will be adequate to prevent misappropriation of our technology. Also, these protections do not prevent independent third-party development of competitive products or services. We believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we cannot guarantee that third parties will not assert infringement claims against us in the future or that any such assertion will not require us to enter into a license agreement or royalty agreement with the party asserting a claim. Regardless of the outcome of any such legal proceedings, responding to and defending against any such infringement claim may require significant management resources and otherwise have a material adverse effect on future results.

Our Products May Not Be Accepted By Customers

   Evolving healthcare industry standards, technological advances in software and hardware, and changes in customer demands require significant ongoing expenditures for the development and timely introduction of new products and enhancements. We cannot guarantee that we will successfully develop new products or enhancements of existing products that will satisfy the needs of customers. Further, products or technologies developed by others may render our products and technologies noncompetitive or obsolete. In either case, our failure to gain market acceptance of new products and enhancements by both existing customers and new customers would adversely affect our revenue. For example, we have only recently begun to emphasize our EDI service capabilities and we do not know whether this service will be accepted by our customers. In addition, we have only recently begun to offer InfoMine decision software to the anesthesiology market. We do not know whether this software will be accepted by our anesthesiology customers or whether we will be able to offer the product to other healthcare practice specialties.

We May Have Liability if Our Products are Defective

   Our products perform functions for a healthcare provider's financial records, patient medical records and treatment plans. If our products fail to provide accurate, confidential and other timely information, including failures related to the Year 2000, we may incur liability or face other claims. We cannot guarantee that we will not be subject to such claims in the future or that contractual limitations on liability will be enforceable. We currently maintain product liability insurance on all of our products. We cannot guarantee that such insurance will adequately cover any specific claim asserted against us or that our insurance carrier will not deny coverage. A successful claim brought against us in excess of our insurance coverage could have a material adverse effect on future results. Even unsuccessful claims could result in substantial cost, divert management's attention from our operations and decrease or delay market acceptance of our products.

   While we test our products, they may contain defects or problems. These defects or problems could result in the failure of our customers' systems or the inability of those systems to perform properly. Our contracts with our customers contain provisions that limit our liability for those types of defects or problems; however, these provisions may not be enforceable and may not protect us from liability. While we have general liability insurance that we believe is adequate, including coverage for errors and omissions, we may not be able to maintain this insurance on reasonable terms in the future. In addition, our insurance coverage may not be sufficient to cover large claims and our insurer could disclaim coverage on claims. If we are liable for an uninsured or underinsured claim or if our premiums increase significantly, our financial condition could be adversely affected.

Our Stock Price is Volatile

   The trading price of our common stock has been highly volatile at relatively low trading volumes since our initial public offering and we expect significant fluctuations to continue. These fluctuations are driven by factors including:

  . quarterly variations in operating results;

  . announcements of acquisitions, technological innovations or new product releases by us or our competitors; and

  . changes in prices of our products or of competitors' products.

   Statements made by industry analysts relating to our competitors have resulted in an immediate adverse effect on the market price of our common stock in the past and could have a similar result in the future. Statements by industry analysts regarding our business or markets could contribute to volatility in the market price of our common stock. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many healthcare information systems companies. These broad market fluctuations may adversely affect the market price of our common stock.

We May Need Acquisition Financing in the Future

   We intend to use proceeds from this offering to repay indebtedness, including indebtedness incurred to finance prior acquisitions. We expect to finance future acquisitions, if any, through cash from operations, our commercial line of credit or other indebtedness, issuances of common stock or other securities, or any combination of these sources. We cannot guarantee that capital will be available on terms acceptable to us, or at all.

Our Success Depends on Our Key Executives

   Our business depends on the continued efforts of our executive officers and senior managers. Our strategy has been to retain the most talented personnel of our acquired businesses. We will also likely be dependent on members of the senior management of any business that we acquire in the future. If any of these persons becomes unable or unwilling to continue his or her role with us, or if we are unable to attract or retain other qualified employees, future results could be adversely impacted. Although we have entered into employment agreements with key executives, we cannot guarantee that any individual will continue in his present capacity with us for any particular period of time.

The Consolidation of the Healthcare Industry Could Adversely Affect Our Results

   Many healthcare providers are consolidating into larger practice groups with greater market presence. As a result, these providers have greater bargaining power which may lead to declining prices for our products. This could have an adverse effect on our future results. In addition, the consolidation of smaller practice groups may require the resulting larger group to unify its practice management systems. We believe that once a healthcare provider has chosen a particular practice management systems vendor, it will rely on that vendor for its future practice management systems requirements. Thus, the vendor with the broadest market share will have a competitive advantage as consolidation continues. An inability to make initial sales of practice management systems to healthcare providers prior to consolidation or to maintain our existing customer base subsequent to consolidation may have a material adverse effect on future results.

We May be Subject to Changing Government Regulations

   The confidentiality of patient records and the circumstances under which such information may be used or released are subject to increasing state and federal regulation. Regulations governing electronic healthcare data transmissions are evolving rapidly and are often unclear and difficult to apply. The Health Insurance Portability and Accountability Act of 1996 mandates the establishment of national standards for certain types of electronic healthcare information transactions to ensure the integrity and confidentiality of such information. We cannot guarantee that such standards will not materially restrict the ability of our customers to obtain or disseminate patient information through the use of our products. Any material restriction on the ability of healthcare providers to obtain or disseminate patient information could adversely affect our business and future results.

   The U.S. Food and Drug Administration ("FDA") has jurisdiction to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease. We have not determined the extent to which our practice management software products would be deemed to be medical devices subject to FDA regulation. Noncompliance with applicable FDA requirements can result in such things as fines, injunctions, suspension of production, revocation of approvals or clearances previously granted, and criminal prosecution. FDA policies, or other laws or regulations concerning the manufacture or marketing of healthcare information systems, may increase the cost and time required to deliver new or existing products and therefore may have a material adverse effect on future results.

Our Management and Major Stockholders Can Influence Stockholder Actions Through Their Share Ownership

   Taking into account all of the shares of common stock outstanding after this offering, directors, executive officers and major stockholders will beneficially own approximately 14% of the outstanding shares of common stock. Although these persons do not presently have any agreements to act in concert, any such agreement would make it difficult for others to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders.

Future Sales Of Shares Could Affect Our Stock Price

   The market price for our common stock could fall dramatically if our stockholders sell large amounts of our common stock in the public market. These sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity or equity-related securities in the future.

   As of the date of this prospectus, there are 12,942,150 shares of common
stock outstanding. Of these shares,        shares (including the 3,954,078
shares covered by this prospectus) will be freely tradable upon completion of this offering, subject to the lock-up agreements discussed below and Rule 144
restrictions. The remaining        shares of common stock outstanding are
"restricted securities" under Rule 144 under the Securities Act.

   Our shares will become eligible for sale in the public markets as follows:

                           Date Shares Become Eligible for Resale in the Public
     Number of Shares                             Market
     ----------------     -----------------------------------------------------
         shares.......... These shares will be freely tradable without restriction immediately as of the date of this
                          prospectus.
 124,342 shares.......... These shares are subject to 30-day lock-up agreements and will be freely tradable without restriction
                          commencing on             , 1999. None of the holders
                          of these shares are "affiliates" of InfoCure as
                          defined in Rule 144 and none of these shares will be
                          subject to Rule 144 restrictions.
         shares.......... These shares are subject to 90-day lock-up agreements and will be freely tradable without restriction
                          commencing on             , 1999, provided that
                                 shares are held by affiliates and are subject
                          to the provisions of Rule 144 that limit the amount
                          of securities that may be sold in any three month
                          period.
         shares.......... These shares are restricted securities and may be sold pursuant to Rule 144. Of these shares,
                          will be eligible to be sold immediately upon
                          completion of this offering, and the remainder will
                          become eligible for sale at various dates thereafter.

   The lock-up agreements provide that the holders of the shares may not sell or otherwise dispose of their shares for a period of 30 to 90 days after the date of the prospectus for the Underwritten Offering without the prior written consent of The Robinson-Humphrey Company, LLC. In addition, we have agreed not to sell any additional shares of common stock for 90 days after the date of this prospectus without the prior written consent of The Robinson-Humphrey Company, LLC. The Robinson-Humphrey Company, LLC may release us or the stockholders from these restrictions, in whole or in part, at any time in its sole discretion. If holders of our common stock sell a large number of shares in the public market, our stock price could fall significantly.

Our Certificate of Incorporation and Bylaws and Delaware Law May Inhibit a Takeover of InfoCure

   Certain provisions of Delaware law, our Certificate of Incorporation and Bylaws could, together or separately, have the effect of delaying, deferring or preventing an acquisition of InfoCure and limit the price that investors might be willing to pay in the future for our common stock. These provisions, among other things: (a) authorize our Board of Directors to issue, without further stockholder approval, preferred stock with rights and preferences senior to the rights associated with the common stock; (b) classify the Board of Directors into three classes of directors with each class serving staggered three year terms; and (c) limit stockholders' ability to call or make proposals at stockholder meetings.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements contained in this prospectus contain forward-looking information. These statements are found in the sections entitled "Prospectus Summary" and "Risk Factors." They include statements concerning:

   . our growth and operating strategy;
   . trends in our industry and in healthcare generally; and . trends in government regulation.

   You can identify these statements by forward-looking words such as "expect," "believe," "goal," "plan," "intend," "estimate," "may" and "will" or similar words. You should be aware that those statements are subject to known and unknown risks, uncertainties and other factors, including those discussed in the section entitled "Risk Factors," that could cause the actual results to differ materially from those suggested by the forward-looking statements.

                                USE OF PROCEEDS

   The proceeds from the sale of the common stock offered pursuant to this prospectus (the "Shares") are solely for the account of the selling stockholders identified herein (the "Selling Stockholders"). Accordingly, InfoCure will not receive any proceeds from the sale of the Shares from the Selling Stockholders.

                              INFOCURE BACKGROUND

Background

   InfoCure was incorporated in Delaware in November 1996. Prior to July 10, 1997, InfoCure conducted no significant operations and generated no revenue. InfoCure organized its business by combining the operations of six companies acquired on July 10, 1997. On July 10, 1997, InfoCure also completed its initial public offering of 1.4 million shares of common stock at a price to the public of $5.50 per share, resulting in net proceeds to InfoCure of approximately $6.0 million. On January 25, 1999, InfoCure filed with the Commission a registration statement for the proposed sale to the public in an underwritten offering of an estimated 3.0 million shares of common stock (the "Underwritten Offering").

Acquisitions

   Since July 10, 1997, InfoCure has acquired the following 11 companies:

                                                     Effective     Type of
              Name of Acquired Company                  Date     Acquisition
              ------------------------               ---------- --------------
SoftEasy Software, Inc. ("SoftEasy")                 09/30/1997 Stock Purchase
Commercial Computers, Inc. ("CCI").................. 10/01/1997 Asset Purchase
Professional On-Line Computer, Inc. "POLCI")........ 10/01/1997 Asset Purchase
Pace Financial Corporation ("PACE")................. 11/01/1997 Stock Purchase
The orthodontic business unit of Halis Services,
 Inc. ("OPMS")...................................... 12/01/1997 Asset Purchase
Medical Software Integrators, Inc. ("MDI").......... 01/01/1998 Stock Purchase
Micro-Software Designs, Inc. ("MSI")................ 01/01/1998 Asset Purchase
The Healthcare Systems Division ("HSD") of The
 Reynolds and Reynolds Company...................... 10/23/1998 Asset Purchase
Radiology Management Systems, Inc. ("RADMAN")....... 12/23/1998     Merger
Macon Systems Management, LLC ("MSM")............... 02/12/1999     Merger
OMSystems, Inc. ("OMS")............................. 02/18/1999     Merger

Series A Preferred Stock Issuance

   On February 9, 1998, InfoCure completed the private placement of 850,060 shares of its Convertible Redeemable Preferred Stock Series A (the "Series A Preferred"), resulting in gross proceeds to InfoCure of $8.5 million and net proceeds of approximately $7.8 million after payment of selling commissions to the placement agent for the offering and other expenses of the offering. InfoCure granted to the placement agent a warrant to acquire 100,000 shares of InfoCure's common stock at an exercise price of $9.00 per share.

The Institutional Placement

   On September 28, 1998, InfoCure completed the sale of 203,338 shares (the "Institutional Placement") of common stock in a private placement to an institutional investor (the "Investor") for $2.5 million. The

Investor committed to invest up to an additional $7.5 million upon the exercise by InfoCure of options ("Put Options") through February 28, 2000. Generally, upon exercise of a Put Option, the Investor must tender the amount designated by InfoCure (the "Investment Amount"). The number of shares to be issued upon exercise of a Put Option is determined by dividing the Investment Amount by an amount (the "Subscription Date Price") equal to 92.5% of the average of the lowest three consecutive trading day closing sale prices of the common stock during the 22 trading days immediately preceding exercise of such Put Option. Additionally, InfoCure issued the Investor a five-year warrant to purchase 100,000 shares of common stock at an exercise price of $23.00 per share.

   Since September 28, 1998, InfoCure has exercised two additional Put Options, and has issued to the Investor an aggregate 431,322 shares for a total investment of $7.0 million. Of the 531,322 shares acquired by the Investor to date or issuable upon exercise of the Investor's warrant, 281,322 shares are offered hereby and 250,000 shares are offered pursuant to the Underwritten Offering. Of the 281,322 shares offered hereby, 147,980 shares may be sold by the Investor immediately and 152,003 shares are subject to a 90-day lock-up agreement expiring on the 91st day after the date of the prospectus relating to the Underwritten Offering. See "Issuance of Common Stock to Selling Stockholders."

   InfoCure is required to file a registration statement to register for resale by the Investor any shares of common stock issuable upon exercise of subsequent Put Options. With respect to any Put Option, the Investor is entitled to receive additional shares of common stock ("Adjustment Shares") if the amount determined as 92.5% of the average of the lowest three consecutive trading day closing sales prices of the common stock during the 22 trading days immediately preceding the effective date of any registration statement relating to the shares issued upon exercise of such Put Option (the "Effective Date Price") is lower than the Subscription Date Price. In such event, the Investor will receive that number of Adjustment Shares determined by subtracting (x) the Investment Amount divided by the Subscription Date Price from (y) the Investment Amount divided by the Effective Date Price. InfoCure has the right to pay cash in lieu of the issuance of Adjustment Shares if the closing sales price of the common stock on the Effective Date is lower than $10.00.

               ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

   The Selling Stockholders received their Shares of common stock in transactions with InfoCure as follows:

  . 3,016,630 shares of common stock offered hereby were issued in connection with the acquisitions and mergers consummated with CCI, POLCI, PACE, MDI, MSI, HSD, RADMAN, MSM and OMS;

  . 637,465 shares of common stock offered hereby were issued (or are issuable pursuant to warrants granted) in connection with the private placement of $8.5 million of the Series A Preferred; and

  . 299,983 shares of common stock offered hereby were issued (or are issuable pursuant to warrants granted) in connection with the Institutional Placement.

                             PLAN OF DISTRIBUTION

   Shares of common stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of InfoCure in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares offered hereby in the following ways: (i) on the Nasdaq Stock Market, the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

   The Selling Stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. InfoCure has agreed to indemnify the Selling Stockholders against certain liabilities arising under the Securities Act.

   Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

   InfoCure has advised the Selling Stockholders that the anti-manipulation rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act") may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. The Selling Stockholders have advised the Company that during such time as the Selling Stockholders may be engaged in the attempt to sell shares registered hereunder, they will: (i) not engage in any stabilization activity in connection with any of InfoCure's securities; (ii) not bid for or purchase any of InfoCure's securities or any rights to acquire Infocure's securities, or attempt to induce any person to purchase any of InfoCure's securities or rights to acquire InfoCure's securities other than as permitted under the Exchange Act; (iii) not effect any sale or distribution of the Shares until after the prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof; and (iv) effect all sales of Shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transaction where no broker or other third party (other than the purchaser) is involved.

   The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

   In order to comply with the securities laws of certain states, if applicable, InfoCure's common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Each of the Selling Stockholders has signed a "lock-up" agreement with the underwriters in the Underwritten Offering. The lock-up agreements restrict the Selling Stockholders from selling or otherwise disposing of any of their shares for the period of 90 days immediately following the date of the prospectus issued in connection with the Underwritten Offering without the prior written consent of The Robinson-Humphrey Company, LLC, the managing underwriter in the Underwritten Offering; provided, however, that lock-up agreements for holders of 497,367 of the Shares provide that such holders may sell up to 124,342 of such shares commencing 30 days following the date of this prospectus. The Robinson-Humphrey Company, LLC may, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in the lock-up agreements.

   InfoCure has agreed to use its best efforts to maintain the effectiveness of this registration statement with respect to the shares of common stock offered hereunder by the Selling Stockholders until the earlier of the sale of such shares or March 27, 2000. No sales may be made pursuant to this prospectus after such date unless InfoCure amends or supplements this prospectus to indicate that it has agreed to extend such period of effectiveness. There can be no assurance that the Selling Stockholders will sell all or any of the shares of common stock offered hereunder.

                              SELLING STOCKHOLDERS

   All of the Shares registered for sale pursuant to this prospectus will be owned immediately after registration by the Selling Stockholders. None of the Selling Stockholders is a director or executive officer of InfoCure, except that certain Selling Stockholders are or will be non-officer employees of InfoCure. The following table sets forth certain information known to InfoCure with respect to beneficial ownership of InfoCure's common stock as of February 24, 1999 by each Selling Stockholder. The following table assumes that the Selling Stockholders sell all of the Shares. Since each Selling Stockholder may choose not to sell his or her Shares, InfoCure is unable to state the exact number of Shares that actually will be sold.

                                                      Common
                                     Common Stock    Stock to    Common Stock
                                  Beneficially Owned be Sold  Beneficially Owned
                                     Prior to the     in the       After the
                                     Offering(1)     Offering     Offering(1)
                                  ------------------ -------- ------------------
 Name and Address of Beneficial
              Owner               Shares  Percentage  Shares  Shares  Percentage
 ------------------------------   ------- ---------- -------- ------- ----------
 William Herbert Hunt Trust
  Estate(2).....................  548,932    4.2%    315,812  233,120    1.8%
 James D. Davis.................  400,000    3.1     400,000      --     --
 Reid W. Simmons................  400,000    3.1     400,000      --     --
 Richard A. Perlman(3)..........  352,055    2.7     110,000  242,055    1.9
 Crescent International
  Limited(4)....................  299,983    2.3     299,983      --     --
 Bailey, Joe M..................    4,354      *       4,354      --     --
 Ball, George L.................    4,354      *       4,354      --     --
 Ball, Susan Huffard............    4,354      *       4,354      --     --
 Barbour, Carol C...............    2,176      *       2,176      --     --
 Brewster, John C. and
  Marianna......................    2,176      *       2,176      --     --
 Chadwick, Michael S............    2,176      *       2,176      --     --
 Cockspur, Inc..................    4,354      *       4,354      --     --
 Cohn Holstead, Anne Lindsay....    4,354      *       4,354      --     --
 Cohn, Bobby Smith..............    4,354      *       4,354      --     --
 Cohn McConnell, Kirby..........    4,354      *       4,354      --     --
 Cohn, Morton A.................   30,480      *      30,480      --     --
 Colville, G. Christopher.......    2,176      *       2,176      --     --
 Cummings, Alan G...............    4,354      *       4,354      --     --
 Custer, Thomas W...............    4,354      *       4,354      --     --
 Davis, Charles L...............    1,089      *       1,089      --     --
 DeArman, William M.............    4,354      *       4,354      --     --
 DelHomme, Louis................    4,354      *       4,354      --     --
 Dillard, Max M.................    4,354      *       4,354      --     --
 Drury, John E..................    8,709      *       8,709      --     --
 Duddlesten, Wayne B............    8,709      *       8,709      --     --
 Elkins Jr., J.A. and Margaret
  W.............................    4,354      *       4,354      --     --
 Ellis, Leigh and Mimi G........    2,176      *       2,176      --     --
 Ener Corporation...............    1,089      *       1,089      --     --
 Fitch, Don.....................    4,354      *       4,354      --     --

                                     Common Stock     Common    Common Stock
                                     Beneficially    Stock to   Beneficially
                                         Owned       be Sold        Owned
                                     Prior to the     in the      After the
                                      Offering(1)    Offering    Offering(1)
                                   ----------------- -------- -----------------
 Name and Address of Beneficial
              Owner                Shares Percentage  Shares  Shares Percentage
 ------------------------------    ------ ---------- -------- ------ ----------
Flom, Joseph.....................   4,354      *       4,354   --       --
Fogarty, William H...............   6,220      *       6,220   --       --
Fordham, Scott...................   2,176      *       2,176   --       --
Frost Family I, Ltd..............   4,354      *       4,354   --       --
Gunther, Don J. and Rosemary T...   2,176      *       2,176   --       --
Hagans, Fred.....................   4,354      *       4,354   --       --
Hamblen III, Tolar...............   2,176      *       2,176   --       --
Harter, Steve....................   4,354      *       4,354   --       --
Hebert, L. Carl and Edith C......   4,354      *       4,354   --       --
Herbold, William K. and Norma
 Rae.............................   2,176      *       2,176   --       --
Higdon Compton Insurance.........   2,176      *       2,176   --       --
Hopson, Courtney Lyle Cohn.......   4,354      *       4,354   --       --
Hutson, Miles A..................   2,176      *       2,176   --       --
J-All Partnership................  13,063      *      13,063   --       --
James Ventures, L.P..............  52,252      *      52,252   --       --
Johnson, Walter..................   2,176      *       2,176   --       --
Jones, Austin and Margaret.......   4,354      *       4,354   --       --
Jones, Samuel A..................   2,176      *       2,176   --       --
Keenan, Ltd......................   4,354      *       4,354   --       --
Keller, Susan K..................   2,176      *       2,176   --       --
Kinder, Nancy G..................   4,354      *       4,354   --       --
Kinder, Richard D................   4,354      *       4,354   --       --
Kinney, Robert Larry.............   4,354      *       4,354   --       --
Lary, Robert W...................   4,354      *       4,354   --       --
Lawlor, Michael P. and Helen C...   4,354      *       4,354   --       --
Lay, Kenneth L. and Linda P......   8,709      *       8,709   --       --
Lindsey Spicer #1 Trust..........   4,354      *       4,354   --       --
Lindstedt, Roger P...............  17,417      *      17,417   --       --
Malanga, John H. and Jodi F......   1,155      *       1,155   --       --
McAninch, Ed.....................   4,354      *       4,354   --       --
McClanahan, Randy J. and Jennifer
 G...............................   4,354      *       4,354   --       --
McConnell, Michael H.............   1,089      *       1,089   --       --
McMaken, Bruce...................   1,089      *       1,089   --       --
Mitchell, Michael................   2,176      *       2,176   --       --
Moorehead Jr., Donald F..........  13,063      *      13,063   --       --
Moorehead, George................   2,176      *       2,176   --       --
Moorehead, Shelley B.............  13,063      *      13,063   --       --
Morris, Ben T....................   4,354      *       4,354   --       --
Mundy, John I....................   2,176      *       2,176   --       --
O'Neill, Katherine Halliday......   2,176      *       2,176   --       --
O'Quinn, John M..................  17,417      *      17,417   --       --
Platinum Business Investment
 Company, Ltd....................  21,771      *      21,771   --       --
Poarch, Donald L.................   2,176      *       2,176   --       --
Quigley, Leroy E.................   2,176      *       2,176   --       --
Rauch, Leonard...................   4,354      *       4,354   --       --
Reamer, R.E. Individual
 Retirement Account..............   2,176      *       2,176   --       --
Rimmer, Jr., Roy T...............   4,354      *       4,354   --       --

                                                      Common    Common Stock
                                     Common Stock    Stock to   Beneficially
                                  Beneficially Owned be Sold        Owned
                                     Prior to the     in the      After the
                                     Offering(1)     Offering    Offering(1)
                                  ------------------ -------- -----------------
 Name and Address of Beneficial
             Owner                Shares  Percentage  Shares  Shares Percentage
 ------------------------------   ------- ---------- -------- ------ ----------
Rogers, Franelle................    2,176      *       2,176     --     --
Rome, Mark A....................    1,089      *       1,089     --     --
Ross, Rex C. and Adrian T.......    4,354      *       4,354     --     --
Ryan, Nolan.....................    4,354      *       4,354     --     --
Sanders, Brad D.................    2,176      *       2,176     --     --
Sanders, Bret D.................    2,176      *       2,176     --     --
Sanders, Christine M............    2,176      *       2,176     --     --
Sanders, Don A..................   32,657      *      32,657     --     --
Sanders, Katherine U............   21,771      *      21,771     --     --
Sanders, Laura K................    2,176      *       2,176     --     --
Scott, Stephen D................   21,771      *      21,771     --     --
Slovin, Bruce...................    8,709      *       8,709     --     --
Spicer, Sherri..................    4,354      *       4,354     --     --
Tanglewood Family Limited Part..    2,176      *       2,176     --     --
Tate, Paul and Lara M...........    2,176      *       2,176     --     --
Tompkins, Jack I................    4,354      *       4,354     --     --
Towery, David...................    2,176      *       2,176     --     --
Weir, Don and Julie Ellen.......    2,176      *       2,176     --     --
Weir, Eric G....................    2,176      *       2,176     --     --
Weir, Lisa Dawn.................    2,176      *       2,176     --     --
Wolf Canyon, Ltd................    4,354      *       4,354     --     --
Sanders Morris Mundy Inc........  100,000      *     100,000     --     --
Willensky, Harvey and Marjorie..  100,664      *     100,664     --     --
James R. Hegler Revocable Living
 Trust..........................   32,314      *      32,314     --     --
Phyllis J. Hegler Revocable
 Living Trust...................   32,142      *      32,142     --     --
Black, John M...................  164,000    1.3%    164,000     --     --
Humphrey, Todd J................   20,000      *      20,000     --     --
Micro-Software Designs, Inc.....  135,000    1.0%    135,000     --     --
Warenik, Philip E...............   13,738      *      13,738     --     --
Chaney, Patrick.................    1,571      *       1,571     --     --
Hawksford, Thomas E.............   26,393      *      26,393     --     --
Laurelyn Horsfall...............      440      *         440     --     --
Horsfall, Richard...............    2,765      *       2,765     --     --
Malmquist, Jay P................    4,713      *       4,713     --     --
Schraut, Brad E.................   34,437      *      34,437     --     --
Vagle, Erik E...................      940      *         940     --     --
Vagle, Melvin C.................   38,607      *      38,607     --     --
Vagle, Ronald M.................  129,690      *      75,525  54,165    --
Winkelman, Joe..................      500      *         500     --     --
Bourne, Craig...................    4,186      *       4,186     --     --
Caputo, Donald E................      811      *         811     --     --
Holmes, Steven M................    5,300      *       5,300     --     --
Johnson, Dick...................    7,000      *       7,000     --     --
Kloner, Marc....................  109,587      *     109,587     --     --
Kubler, Pamela..................      957      *         957     --     --
Teese, Charles F................    2,093      *       2,093     --     --
Finova Capital Corporation......  245,000    1.9%    245,000     --     --

                                                      Common     Common Stock
                                     Common Stock    Stock to    Beneficially
                                  Beneficially Owned  be Sold        Owned
                                     Prior to the     in the       After the
                                     Offering(1)     Offering     Offering(1)
                                  ------------------ --------- -----------------
 Name and Address of Beneficial
              Owner               Shares  Percentage  Shares   Shares Percentage
 ------------------------------   ------- ---------- --------- ------ ----------
 Cheramy, Edward R..............   13,056      *        13,056   --       --
 Maline, David B., M.D..........   12,006      *        12,006   --       --
 Quiat, Barry...................   12,227      *        12,227   --       --
 Sudikoff, Jeffrey P............   13,056      *        13,056   --       --
 The David B. Maline, M.D.
  Profit Sharing Plan and
  Trust.........................   12,006      *        12,006   --       --
 Turkanis, Ellen................    4,441      *         4,441   --       --
 Turkanis-Price Family Trust UTD
  August 27, 1998...............  391,899    3.0%      391,899   --       --
 Williams, Robert...............    4,557      *         4,557   --       --
 Barnes Family Holdings, LLC....   26,218      *        26,218   --       --
 delaRosa Family Holdings, LLC..   15,398      *        15,398   --       --
 Baker, Steve...................    9,728      *         9,728   --       --
 Bolton, Harold.................    9,152      *         9,152   --       --
 Case, Stephen Anthony..........    8,728      *         8,728   --       --
 Garrison, Richard Allan........    3,000      *         3,000   --       --
 Haddad, Michael J..............    1,975      *         1,975   --       --
 Hofstetter, Joseph M., Jr......   30,760      *        30,760   --       --
 Hornick, Keith.................    1,888      *         1,888   --       --
 Horton, Cyrus William..........    7,000      *         7,000   --       --
 Kearney, Thomas L., Jr.........   20,320      *        20,320   --       --
 Sentell, Jane Elizabeth........    1,000      *         1,000   --       --
 Sentell, Craig Martin..........   11,000      *        11,000   --       --
 Sexton, Jacob Paul.............    4,000      *         4,000   --       --
 Stuff, James Robert............    5,720      *         5,720   --       --
 Whitt, Susan F.................    3,000      *         3,000   --       --
                                                     ---------
   Total........................                     3,954,078
                                                     =========

--------
* Less than one percent.
(1) Information with respect to "beneficial ownership" shown in the table above is based on information supplied by the respective beneficial owner or by other stockholders as well as filings made with the Commission or furnished to InfoCure and assumes completion of the Underwritten Offering. For purposes of calculating the percentage beneficially owned, the shares of common stock deemed outstanding (a) include: (i) 8,888,936 shares outstanding as of February 24, 1999; (ii) 1,000,070 shares issuable upon the conversion of the 850,060 shares of Series A Preferred; (iii) 100,644 shares issuable upon conversion of outstanding convertible notes; and (iv) shares issuable by InfoCure pursuant to options, warrants and convertible securities held by the respective person or group which may be exercised or converted within 60 days following the date of this prospectus ("Presently Exercisable Options"); and (b) exclude 47,500 shares that are issuable upon the attainment of vesting goals applicable to restricted stock awards. Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise specified, the mailing address of each beneficial owner is c/o InfoCure Corporation, 1765 The Exchange, Suite 450, Atlanta, Georgia 30339.
(2) According to a Schedule 13D filed by The William Herbert Hunt Trust Estate (the "Hunt Trust") dated February 19, 1998, the Hunt Trust has sole voting and dispositive power as to the shares of common stock. The common stock total includes 315,811 shares of common stock issuable upon conversion of

    268,440 shares of Series A Preferred at a conversion price of $8.50 per share. The mailing address of the Hunt Trust is 3900 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.
(3) Includes (i) 195,691 shares held by Compass Partners, L.L.C. (an entity controlled by Richard E. Perlman); (ii) 110,000 shares issuable to Compass Partners, L.L.C. upon exercise of an outstanding warrant at an exercise price of $5.50 per share; (iii) 15,000 shares held in a deferred compensation trust on behalf of Mr. Perlman; and (iv) 47,364 shares issuable to Mr. Perlman upon the exercise of Presently Exercisable Options.
(4) According to a Schedule 13D, as amended, filed by Crescent International Limited ("Crescent") dated December 21, 1998, Crescent has sole voting and dispositive power as to the shares of common stock. The common stock total includes 15,790 shares of common stock issuable upon conversion of 13,422 shares of Series A Preferred at a conversion price of $8.50 per share and 100,000 shares issuable upon exercise of a warrant at an exercise price of $23.00 per share. Crescent's mailing address is c/o Greenlight (Switzerland) SA, 84, Av Louis-Casai, P.O. Box 42, 1216, Geneva, Cointrin, Switzerland.

                                 LEGAL MATTERS

   The validity of the issuance of the shares of the common stock offered hereby will be passed upon for InfoCure and the Selling Stockholders by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. Employees of Morris, Manning & Martin, L.L.P. own an aggregate 57,760 shares of InfoCure's common stock.

                                    EXPERTS

   The Consolidated Financial Statements of InfoCure Corporation as of December 31, 1997 and 1998 and for the year ended January 31, 1997, the eleven months ended December 31, 1997 and the year ended December 31, 1998 incorporated herein by reference have been audited by BDO Seidman, LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and incorporated herein by reference, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

Item 14. Other Expenses of Issuance and Distribution

      Securities and Exchange Commission registration fee.............. $31,944
      Accountants' fees and expenses...................................   5,000
      Legal fees and expenses..........................................   5,000
      Miscellaneous....................................................   5,000
                                                                        -------
        Total Expenses................................................. $46,944

   All fees other than the Commission registration fee are estimated. None of the expenses of the issuance and distribution of the common stock being offered will be borne by the Selling Stockholders.

Item 15. Indemnification of Directors and Officers

   InfoCure's Bylaws effectively provide that InfoCure shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, InfoCure's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b)(7)").

   Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by a third party of such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

   Section 102(b)(7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Item 16. Exhibits

 Exhibit
 Number                                Description
 -------                               -----------
  3.1    Amended Certificate of Incorporation of InfoCure (incorporated by reference to Exhibit of the same number filed with InfoCure's
         Registration Statement on Form SB-2) (Registration No. 333-18923).

  3.2    Amended and Restated Bylaws of InfoCure (incorporated by reference to
         Exhibit of the same number filed with InfoCure's Registration
         Statement on Form S-3) (Registration No. 333-71109).

  4.1    See Exhibits 3.1 and 3.2 for provisions of the Amended Certificate of
         Incorporation and Bylaws of InfoCure defining rights of the holders of common stock of InfoCure.

  4.2 Specimen Certificate of shares of common stock (incorporated by reference to Exhibit of the same number filed with InfoCure's
         Registration Statement on Form SB-2) (Registration No. 333-18923).

  5.1* Opinion of Morris, Manning & Martin, L.L.P., Counsel to InfoCure, as to legality of the shares being registered.

 23.1    Consent of BDO Seidman, LLP
 23.4*   Consent of Morris, Manning & Martin, L.L.P. (included in Exhibit 5.1)

 24.1    Powers of Attorney (included on signature page)

--------
* To be filed by amendment

Item 17. Undertakings

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c)The undersigned registrant hereby undertakes that:

    (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 26th day of February, 1999.

                                              INFOCURE CORPORATION

                                                  /s/ Frederick L. Fine
                                          By: _________________________________
                                              Frederick L. Fine President and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick L. Fine, Richard E. Perlman and James
K. Price, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                        Title                  Date

     /s/ Frederick L. Fine         President, Chief           February 26, 1999
---------------------------------   Executive Officer and
        Frederick L. Fine           Director (Principal
                                    Executive Officer)

      /s/ James K. Price           Executive Vice             February 26, 1999
---------------------------------   President, Secretary
         James K. Price             and Director

    /s/ Richard E. Perlman         Chairman, Treasurer and    February 26, 1999
---------------------------------   Director
       Richard E. Perlman

     /s/ Lance B. Cornell          Senior Vice President--    February 26, 1999
---------------------------------   Finance and Chief
        Lance B. Cornell            Financial Officer
                                    (Principal Financial
                                    Officer)

     /s/ Michael E. Warren         Vice President and         February 26, 1999
---------------------------------   Director
        Michael E. Warren

      /s/ Gary W. Plumer           Vice President--Finance,   February 26, 1999
---------------------------------   Assistant Secretary and
         Gary W. Plumer             Assistant Treasurer
                                    (Principal
                                    Accounting Officer)

      /s/ James D. Elliot          Director                   February 26, 1999
---------------------------------
         James D. Elliot

     /s/ Raymond H. Welsh          Director                   February 26, 1999
---------------------------------
        Raymond H. Welsh